Exhibit 99.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors, the General Partner and unitholders of Northern Tier Energy LP:
In our opinion, the accompanying consolidated balance sheets and the related consolidated and combined statements of operations and comprehensive income, cash flows and partners’ capital, member’s interest and net investment present fairly, in all material respects, the financial position of Northern Tier Energy LP and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2012 and 2011 and for the period from June 23, 2010 (date of inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 14, 2013

Report of Independent Registered Public Accounting Firm
To Marathon Oil Corporation:
In our opinion, the accompanying combined statements of operations and comprehensive income, cash flows and net investment present fairly, in all material respects, the results of operations and cash flows of the St. Paul Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, for the eleven month period ended November 30, 2010 in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 12, 2011, except for the change in the composition of reportable segments discussed in Note 21 to the combined financial statements, as to which the date is December 12, 2011.

NORTHERN TIER ENERGY LP
CONSOLIDATED BALANCE SHEETS
(in millions, except unit data)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$272.9	$123.5
Receivables, less allowance for doubtful accounts	129.3	81.9
Inventories	162.4	154.1
Other current assets	34.9	65.5
Total current assets	599.5	425.0
NON-CURRENT ASSETS
Equity method investment	87.5	89.9
Property, plant and equipment, net	386.0	391.2
Intangible assets	35.4	35.4
Other assets	28.4	57.3
Total Assets	$1,136.8	$998.8
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$230.4	$207.4
Accrued liabilities	77.4	30.3
Derivative liability	43.7	109.9
Total current liabilities	351.5	347.6
NON-CURRENT LIABILITIES
Long-term debt	275.0	290.0
Lease financing obligation	7.5	11.9
Other liabilities	19.0	37.1
Total liabilities	653.0	686.6
Commitments and contingencies
EQUITY
Accumulated other comprehensive loss	(2.5)	(0.4)
Member’s interest	—	312.6
Partners’ capital (91,921,112 units issued and outstanding at December 31, 2012)	486.3	—
Total equity	483.8	312.2
Total Liabilities and Equity	$1,136.8	$998.8

NORTHERN TIER ENERGY LP
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in millions, except unit and per unit data)

	Successor			Predecessor
	December 31, 2012	December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010
REVENUE(a)	$4,653.9	$4,280.8	$344.9	$3,195.2
COSTS, EXPENSES AND OTHER
Cost of sales(a)	3,584.9	3,512.4	307.5	2,697.9
Direct operating expenses	254.1	257.9	21.4	227.0
Turnaround and related expenses	26.1	22.6	—	9.5
Depreciation and amortization	33.2	29.5	2.2	37.3
Selling, general and administrative	88.3	88.7	6.4	59.6
Formation and offering costs	1.4	7.4	3.6	—
Contingent consideration loss (income)	104.3	(55.8)	—	—
Other (income) expense, net	(9.4)	(4.5)	0.1	(5.4)
OPERATING INCOME	571.0	422.6	3.7	169.3
Realized losses from derivative activities	(339.4)	(310.3)	—	—
Unrealized gains (losses) from derivative activities	68.0	(41.9)	(27.1)	(40.9)
Bargain purchase gain	—	—	51.4	—
Interest expense, net	(42.2)	(42.1)	(3.2)	(0.3)
Loss on early extinguishment of debt	(50.0)	—	—	—
INCOME BEFORE INCOME TAXES	207.4	28.3	24.8	128.1
Income tax provision	(9.8)	—	—	(67.1)
NET INCOME	197.6	28.3	24.8	61.0
OTHER COMPREHENSIVE LOSS, NET OF TAX	(2.1)	(0.4)	—	—
COMPREHENSIVE INCOME	$195.5	$27.9	$24.8	$61.0
EARNINGS PER UNIT INFORMATION:
Allocation of net income used for earnings per unit calculation:
Net Income	$197.6
Net Income prior to initial public offering on July 31, 2012	(70.7)
Net Income subsequent to initial public offering on July 31, 2012	$126.9
Earnings per common unit, basic and diluted	$1.38
Weighted average number of units outstanding, basic and diluted	91,915,473
SUPPLEMENTAL INFORMATION:
(a) Excise taxes included in revenue and cost of sales	$300.1	$242.9	$25.1	$271.8

NORTHERN TIER ENERGY LP
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in millions)

	Successor			Predecessor
Increase (decrease) in cash	December 31, 2012	December 31, 2011	June 23, 2010 (inception date) December 31, 2010	Eleven Months Ended November 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$197.6	$28.3	$24.8	$61.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33.2	29.5	2.2	37.3
Non-cash interest expense	7.5	3.9	0.3	—
Equity-based compensation expense	0.9	1.6	0.1	0.3
Loss on extinguishment of debt	50.0	—	—	—
Bargain purchase gain	—	—	(51.4)	—
Deferred income taxes	9.8	—	—	(0.8)
Equity method investment, net	—	—	0.6	0.6
Contingent consideration loss (income)	104.3	(55.8)	—	—
Unrealized (gains) losses from derivative activities	(68.0)	41.9	27.1	40.9
Changes in assets and liabilities, net:
Accounts receivable	(47.7)	18.3	(100.2)	(16.3)
Inventories	(8.3)	2.3	38.6	2.5
Other current assets	5.6	(6.8)	(27.7)	—
Accounts payable and accrued expenses	29.9	146.4	86.4	23.8
Receivables from and payables to related parties	—	—	—	(1.2)
Other, net	(6.3)	(0.3)	(0.8)	(2.7)
Net cash provided by operating activities	308.5	209.3	—	145.4
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(30.9)	(45.9)	(2.5)	(29.8)
Acquisition, net of cash acquired	—	(112.8)	(360.8)	—
Disposals of assets	—	—	—	0.4
Return of capital from investments	2.2	2.4	—	0.1
Net cash used in investing activities	(28.7)	(156.3)	(363.3)	(29.3)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from senior secured notes	275.0	—	290.0	—
Repayments of senior secured notes	(290.0)	—	—	—
Premiums paid to extinguish debt	(39.5)	—	—	—
Borrowings from revolving credit arrangement	—	95.0	—	—
Repayments of revolving credit arrangement	—	(95.0)	—	—
Proceeds from IPO, net of direct costs of issuance	230.4	—	—	—
Financing costs	(6.1)	—	(34.1)	—
Investment from Member	—	—	180.2	—
Equity distributions	(300.2)	(2.3)	—	—
Distributions to Marathon, net	—	—	—	(115.4)
Net cash (used in) provided by financing activities	(130.4)	(2.3)	436.1	(115.4)
CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	149.4	50.7	72.8	0.7
Cash and cash equivalents at beginning of period	123.5	72.8	—	6.0
Cash and cash equivalents at end of period	$272.9	$123.5	$72.8	$6.7

NORTHERN TIER ENERGY LP
CONSOLIDATED AND COMBINED STATEMENTS OF PARTNERS’ CAPITAL,
MEMBER’S INTEREST AND NET INVESTMENT
(in millions, except unit data)

			Partners’ Capital		Accumulated Other Comprehensive Income	Total
	Net Investment	Member’s Interest	Common Units
Balance at January 1, 2010 (Predecessor)	$366.2	$—	—	$—	$—	$366.2
Net earnings	61.0	—	—	—	—	61.0
Distributions to Marathon, net	(114.8)	—	—	—	—	(114.8)
Balance at November 30, 2010 (Predecessor)	$312.4	$—	—	$—	$—	$312.4
Balance at June 23, 2010 (Sucessor Inception Date)	$—	$—	—	$—	$—	$—
Net earnings	—	24.8	—	—	—	24.8
Capital contribution	—	260.1	—	—	—	260.1
Equity-based compensation	—	0.1	—	—	—	0.1
Balance at December 31, 2010	—	285.0	—	—	—	285.0
Net earnings	—	28.3	—	—	—	28.3
Capital distributions	—	(2.3)	—	—	—	(2.3)
Other comprehensive loss	—	—	—	—	(0.4)	(0.4)
Equity-based compensation	—	1.6	—	—	—	1.6
Balance at December 31, 2011	—	312.6	—	—	(0.4)	312.2
Net earnings attributable to the period from January 1, 2012 through July 31, 2012	—	70.7	—	—	—	70.7
Capital distributions	—	(164.1)	—	—	—	(164.1)
Capital contribution from parent	—	45.0	—	—	—	45.0
Equity-based compensation	—	1.0	—	—	—	1.0
Balance—July 31, 2012 prior to contribution of assets	—	265.2	—	—	(0.4)	264.8
Net earnings attributable to the period from August 1, 2012 through December 31, 2012	—	—	—	126.9	—	126.9
Exchange with NTH of partnership units in NTE LP for 100% of the membership interest in NTE LLC	—	(265.2)	73,227,500	265.2		—
Proceeds from initial public offering, net of offering costs	—	—	18,687,500	230.4	—	230.4
Distribution to limited partners	—	—	—	(136.1)	—	(136.1)
Other comprehensive loss	—	—	—	—	(2.1)	(2.1)
Equity-based compensation, net of forfeitures	—	—	6,112	(0.1)	—	(0.1)
Balance at December 31, 2012	$—	$—	91,921,112	$486.3	$(2.5)	$483.8

NORTHERN TIER ENERGY LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION
Description of the Business
Northern Tier Energy LP (“NTE LP” or the “Company”) is an independent downstream energy company with refining, retail and pipeline operations that serve the Petroleum Administration for Defense District II (“PADD II”) region of the United States. NTE LP holds 100% of the membership interest in Northern Tier Energy LLC (“NTE LLC”) and was organized in such a way as to be treated as a master limited partnership for tax purposes. NTE LLC was a wholly-owned subsidiary of Northern Tier Holdings LLC (“NT Holdings”) until July 31, 2012. On July 31, 2012, NT Holdings contributed all of its membership interests in NTE LLC to NTE LP in connection with the closing of the underwritten initial public offering (“IPO”) of NTE LP (see Note 3). NT Holdings is a wholly-owned subsidiary of Northern Tier Investors LLC (“NT Investors”). NT Investors, NT Holdings and NTE LLC were formed by ACON Refining Partners L.L.C. and TPG Refining L.P. and certain members of management (collectively, the “Investors”) during 2010. The St. Paul Park Refinery and Retail Marketing Business (the “Predecessor”) was formerly owned and operated by subsidiaries of Marathon Oil Corporation (“Marathon Oil”). These subsidiaries, Marathon Petroleum Company, LP (“MPC LP”), Speedway LLC (“Speedway”) and MPL Investments LLC, are together referred to as “MPC” or “Marathon” and are now subsidiaries of Marathon Petroleum Corporation (“Marathon Petroleum”). Marathon Petroleum was a wholly-owned subsidiary of Marathon Oil until June 30, 2011. Effective December 1, 2010, NTE LLC acquired the business from Marathon for approximately $608 million (the “Marathon Acquisition,” see Note 5).
NTE LLC includes the operations of St. Paul Park Refining Co. LLC (“SPPR”) and Northern Tier Retail Holdings LLC (“NTRH”). NTRH is the parent company of Northern Tier Retail LLC (“NTR”) and Northern Tier Bakery LLC (“NTB”). NTR is the parent company of SuperAmerica Franchising LLC (“SAF”). In connection with the IPO of NTE LP (see Note 3), NTE LLC contributed all of its membership interests in NTR, NTB and SAF to NTRH in exchange for all of the membership interests in NTRH. Effective August 1, 2012, NTRH elected to be treated as a corporation for income tax purposes in order to preserve the master limited partnership tax status of NTE LP. SPPR has a 17% interest in MPL Investments Inc. (“MPLI”) and a 17% interest in Minnesota Pipe Line Company, LLC (“MPL”). MPLI owns 100% of the preferred interest in MPL which owns and operates a 455,000 barrel per day (“bpd”) crude oil pipeline in Minnesota (see Note 2).
SPPR, which is located in St. Paul Park, Minnesota, has total crude oil throughput capacity of 84,500 barrels per stream day. Refining operations include crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. The refinery processes predominately North Dakota and Canadian crude oils into products such as gasoline, diesel, jet fuel, kerosene, asphalt, propane, propylene and sulfur. The refined products are sold to markets primarily located in the Upper Great Plains of the United States.
As of December 31, 2012, NTR operates 166 convenience stores under the SuperAmerica brand and SAF supports 70 franchised stores which also utilize the SuperAmerica brand. These 236 SuperAmerica stores are primarily located in Minnesota and Wisconsin and sell gasoline, merchandise, and in some locations, diesel fuel. There is a wide range of merchandise sold at the stores including prepared foods, beverages and non-food items. The merchandise sold includes a significant number of proprietary items. NTB prepares and distributes food products under the SuperMom’s Bakery brand primarily to SuperAmerica branded retail outlets.
Basis of Presentation
The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in equity for both the Company and the Predecessor. In connection with the Acquisition, further described in Note 5, a new accounting basis was established for the Company as of the acquisition date based upon the fair value of the assets acquired and liabilities assumed, in accordance with the guidance for business combinations. Financial information for the pre- and post-acquisition periods has been separated by a line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting. For all periods prior to the closing of the Acquisition, the accompanying combined financial statements reflect all revenues, expenses and cash flows directly attributable to the Predecessor.
2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES
Principles of Consolidation and Combination
NTE LP is a Delaware limited partnership that was established as Northern Tier Energy, Inc. on October 24, 2011 and was subsequently converted into NTE LP as of June 4, 2012. On July 31, 2012, NTE LP closed its IPO whereby it sold 18,687,500 limited partnership units to the public. In connection with the closing of the IPO, NT Holdings contributed all of its membership interests in NTE LLC to NTE LP in exchange for 91,915,500 common units of NTE LP (see Note 3). Upon the closing of the IPO, the consolidated historical financial statements of NTE LLC became the historical financial statements of NTE LP. NTE LP consolidates all accounts of NTE LLC and its subsidiaries. All significant intercompany accounts have been eliminated in these consolidated financial statements.
NTE LLC was formed on June 23, 2010. The Marathon Acquisition agreement was entered into on October 6, 2010 and closed on December 1, 2010. Accordingly, the accompanying financial statements present the consolidated accounts of such acquired businesses.
The Company’s common equity interest in MPL is accounted for using the equity method of accounting in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 323. Equity income from MPL represents the Company’s proportionate share of net income available to common equity owners generated by MPL. See Note 8 for further information on the Company’s equity method investment.
MPLI owns all of the preferred membership units of MPL. This investment in MPLI, which provides the Company no significant influence over MPLI, is accounted for as a cost method investment. The investment in MPLI is carried at a cost of $6.9 million as of December 31, 2012 and 2011 and is included in other assets within the consolidated balance sheets.
The equity and cost method investments are assessed for impairment whenever changes in facts or circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the investment is written down to fair value, and the amount of the write-down is included in net income.
Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates. In addition, significant estimates were used in accounting for the Marathon Acquisition under the purchase method of accounting.
Operating Segments
The Company has two reportable operating segments; Refining and Retail (see Note 21 for further information on the Company’s operating segments). The Refining and Retail operating segments consist of the following:

•	Refining—operates the St. Paul Park, Minnesota refinery, terminal and related assets, and includes the Company’s interest in MPL and MPLI, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The retail segment also includes the operations of NTB and SAF.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.
When property, plant and equipment depreciated on an individual basis is sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are generally recognized when the assets are classified as held for sale.
Expenditures for routine maintenance and repair costs are expensed when incurred. Refinery process units require periodic major maintenance and repairs that are commonly referred to as “turnarounds.” The required frequency of the maintenance varies by unit, but generally is every two to six years depending on the processing unit involved. Turnaround costs are expensed as incurred.

Derivative Financial Instruments
The Company is exposed to earnings and cash flow volatility based on the timing and change in refined product prices and crude oil prices. To manage these risks, the Company may use derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread option and swap contracts are used to hedge the volatility of refining margins. The Company also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. The Company does not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in net income. These gains and losses are reported as operating activities within the consolidated statements of cash flows.
Revenue Recognition
Revenues are recognized when products are shipped or services are provided to customers, title is transferred, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded net of discounts granted to customers. Shipping and other transportation costs billed to customers are presented on a gross basis in revenues and cost of sales.
Rebates from vendors are recognized as a reduction of cost of sales when the initiating transaction occurs. Incentives that are derived from contractual provisions are accrued based on past experience and recognized in cost of sales.
Excise Taxes
The Company (and previously, the Predecessor) is required by various governmental authorities, including federal and state, to collect and remit taxes on certain products. Such taxes are presented on a gross basis in revenue and cost of sales in the consolidated statements of operations. These taxes totaled $300.1 million, $242.9 million, $25.1 million and $271.8 million for the years ended December 31, 2012 and 2011, the period from June 23, 2010 (inception date) to December 31, 2010 (the “Successor Period”) and the eleven months ending November 30, 2010, respectively.
Refined Product Exchanges
The Company (and previously, the Predecessor) enters into exchange contracts whereby it agrees to deliver a particular quantity and quality of refined products at a specified location and date to a particular counterparty and to receive from the same counterparty a particular quantity and quality of refined products at a specified location on the same or another specified date. The exchange receipts and deliveries are nonmonetary transactions, with the exception of associated grade or location differentials that are settled in cash. These transactions are not recorded as revenue because they involve the exchange of refined product inventories held for sale in the ordinary course of business to facilitate sales to customers. The exchange transactions are recognized at the carrying amount of the inventory transferred plus or minus any cash settlement due to grade or location differentials.
Advertising
The Company (and previously, the Predecessor) expenses the costs of advertising as incurred. Advertising expense was $1.5 million and $1.0 million for the years ended December 31, 2012 and 2011, respectively. Advertising expense was less than $0.1 million for the Successor Period ended December 31, 2010 and $2.6 million for the eleven months ended November 30, 2010.
Receivables and Allowance for Doubtful Accounts
Receivables of the Company (and previously, the Predecessor) primarily consist of customer accounts receivable. The accounts receivable are due from a diverse base including companies in the petroleum industry, airlines and governmental entities. The allowance for doubtful accounts is reviewed quarterly for collectability. All customer receivables are recorded at the invoiced amounts and generally do not bear interest. When it becomes probable the receivable will not be collected, the balances for customer receivables are charged directly to bad debt expense. The allowance for doubtful accounts was less than $0.1 million as of December 31, 2012 and 2011.
Inventories
Inventories are carried at the lower of cost or market value. Cost of inventories is determined primarily under the last-in, first-out (“LIFO”) method. However, the Company (and previously, the Predecessor) maintains some inventories whose cost is primarily determined using the first-in, first-out method. The Company has LIFO pools for crude oil and other feedstocks and for refined products in its Refining segment and a LIFO pool for refined products inventory held by the retail stores in its Retail segment.

Internal-Use Software Development Costs
The Company capitalizes certain external computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years.

Intangible Assets
Intangible assets primarily include a retail marketing trade name and franchise agreements. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually and when events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.
Financing Costs
Financing origination fees on our senior secured notes, revolving credit facility and sales-leaseback transaction are deferred and classified within other assets on the consolidated balance sheets. Amortization is provided on a straight-line basis over the term of the agreement, which approximates the effective interest method.
Environmental Costs
Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. The Company (and previously, the Predecessor) provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted when the estimated amounts are reasonably fixed and determinable. If recoveries of remediation costs from third parties are probable, a receivable is recorded and is discounted to net present value when the estimated amount is reasonably fixed and determinable.
Asset Retirement Obligations
The fair value of asset retirement obligations is recognized in the period in which the obligations are incurred if a reasonable estimate of fair value can be made. Conditional asset retirement obligations for removal and disposal of fire-retardant material from certain refining assets have been recognized. The amounts recorded for such obligations are based on the most probable current cost projections. Asset retirement obligations have not been recognized for the removal of materials and equipment from or the closure of certain refinery, pipeline, terminal and retail marketing assets because the fair value cannot be reasonably estimated since the settlement dates of the obligations are indeterminable.
Current inflation rates and credit-adjusted-risk-free interest rates are used to estimate the fair value of asset retirement obligations. Depreciation of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Depreciation is determined on a straight-line basis, while accretion escalates over the lives of the assets.
Employee Benefit Plans
The Predecessor’s employees participated in various employee benefit plans of Marathon. These plans include qualified, non-contributory defined benefit retirement plans, employee savings plans, employee and retiree medical and life insurance plans, dental plans and other such benefits. For the purposes of the combined financial statements, the Predecessor was considered to be participating in multi-employer benefit plans of Marathon. As a participant in multi-employer benefit plans, the Predecessor recognized as expense in each period the required allocations from Marathon, and it did not recognize any employee benefit plan liabilities.
Subsequent to the Acquisition, the majority of the Predecessor’s employees still participated in the employee benefit plans of Marathon under a transition services agreement. See Note 5 for a further description of this transition services agreement.
Any employee not covered under an employee benefit plan of Marathon participates in retirement plans, medical and life insurance plans, dental plans and other such benefits sponsored by the Company (see Note 17).
Equity-Based Compensation
The Company recognizes compensation expense for equity-based awards issued over the requisite service period. Equity-based compensation costs are measured at the date of grant, based on the fair value of the award. The Company recognized equity-

based compensation expense of $0.9 million, $1.6 million and $0.1 million for the years ended December 31, 2012 and 2011 and the Successor Period ended December 31, 2010, respectively.
Net Investment
The net investment within the consolidated and combined statements of partners’ capital, member’s interest and net investment, represents a net balance reflecting Marathon’s initial investment in the Predecessor and subsequent adjustments resulting from the operations of the Predecessor and various transactions between the Predecessor and Marathon. The balance is the result of the Predecessor’s participation in Marathon’s centralized cash management programs under which the Predecessor’s cash receipts were remitted to and all cash disbursements were funded by Marathon. Other transactions affecting the net investment include general, administrative and overhead costs incurred by Marathon that are allocated to the Predecessor. There are no terms of settlement or interest charges associated with the net investment balance.
Comprehensive Income
The Company has unrecognized prior service cost related to its defined benefit cash balance plan as of December 31, 2012 and 2011 and unrecognized actuarial losses and prior service cost related to its retiree benefits plan as of December 31, 2012 (see Note 17). The accumulated unrecognized costs related to these plans amount to $2.5 million and $0.4 million at December 31, 2012 and 2011, respectively. These costs of $2.1 million and $0.4 million were recognized directly to equity as an element of other comprehensive income in the years ended December 31, 2012 and 2011, respectively. The Predecessor reported no comprehensive income in the period presented.
Concentrations of Risk
The Predecessor was exposed to related party risk as a portion of both sales revenues and costs were derived from transactions with Marathon Oil’s subsidiaries and affiliates. Sales to related parties for the eleven months ended November 30, 2010 were 7% of total sales. Purchases from related parties for the eleven months ended November 30, 2010 were 45% of total costs and expenses.
The Company (and previously, the Predecessor) is exposed to credit risk in the event of nonpayment by customers. The creditworthiness of customers is subject to continuing review. No single non-related party customer accounts for more than 10% of annual revenues.
Crude oil is the principal raw material for the Company and the majority of the crude oil processed is delivered to the refinery through a pipeline that is owned by MPL, a related party. A prolonged disruption of that pipeline’s operations would materially impact the Company’s ability to economically obtain raw materials.
The Company (and previously, the Predecessor) is exposed to concentrated geographical risk as most of its operations are conducted in the Upper Great Plains of the United States.
Income Taxes
The Company recognizes and measures its uncertain tax positions based on the rules under ASC Topic 740, “Income Taxes.” Subsequent to the Marathon Acquisition date, all of the Successor’s income was derived through subsidiaries which were limited liability companies and were therefore pass-through entities for federal income tax purposes. As a result, the Successor did not incur federal income taxes prior to August 1, 2012. Subsequent to the IPO of NTE LP on July 31, 2012, the Company is treated as a master limited partnership for tax purposes. Effective August 1, 2012, NTRH elected to be treated as a corporation for income tax purposes in order to preserve the master limited partnership tax status of NTE LP. As such, the Company has recorded deferred tax assets and deferred tax liabilities as of the election date. Additionally, the Company recorded current period income taxes for the period from August 1, 2012 through December 31, 2012 (see Note 6) at the NTRH level.
Reclassification
Certain reclassifications have been made to the prior-year financial information in order to conform to the Company’s current presentation.
Accounting Developments
In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”) and in January 2013 issued ASU No. 2013-01 “Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities.” These standards retain the existing offsetting requirements and enhance the disclosure requirements to allow investors to better compare financial statements prepared under GAAP with those prepared under IFRS. This new guidance is to be applied retrospectively. ASU 2011-11 will be effective for the Company’s quarterly and annual financial statements beginning with the first quarter 2013 reporting. The Company believes that the adoption of ASU 2011-11 and ASU 2013-01 will not have a material impact on its consolidated financial statements.
In July 2012, the FASB issued ASU No. 2012-02, “Intangibles—Goodwill and other” (“ASU 2012-02”). ASU 2012-02 provides guidance on annual impairment testing of indefinite-lived intangible assets. The standards update allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on its qualitative assessment an entity concludes it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. The standards update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company believes that the adoption of ASU 2012-02 will not have a material impact on its consolidated financial statements.
3. INITIAL PUBLIC OFFERING OF NORTHERN TIER ENERGY LP
On July 25, 2012, NTE LP priced 16,250,000 common units in its IPO at $14.00 per unit, and on July 26, 2012, NTE LP common units began trading on the New York Stock Exchange (ticker symbol: NTI). NTE LP closed its IPO of 18,687,500 common units, which included 2,437,500 common units issued pursuant to the underwriters’ exercise of their option to purchase additional common units, on July 31, 2012.
The net proceeds from the IPO of approximately $245 million, after deducting the underwriting discount, along with approximately $56 million of cash on hand were used to: (i) distribute approximately $124 million to NT Holdings, of which approximately $92 million was used to redeem Marathon’s existing preferred interest in NT Holdings and $32 million was distributed to ACON Refining Partners L.L.C., TPG Refining L.P. and entities in which certain members of the Company’s management team hold an ownership interest, (ii) pay $92 million to J. Aron & Company, an affiliate of Goldman, Sachs & Co., related to deferred payment obligations from the early extinguishment of derivatives (see Note 11), (iii) pay $40 million to Marathon, which represents the cash component of a settlement agreement NTE LLC entered into with Marathon in satisfaction of a contingent consideration arrangement that was part of the Marathon Acquisition (see Note 5), (iv) redeem $29 million of NTE LLC senior secured notes at a redemption price of 103% of the principal amount thereof, plus accrued interest, for an estimated $31 million, and (v) pay other offering costs of approximately $15 million.

In connection with the closing of the IPO the following transactions and events occurred in July, 2012:

•	The settlement agreement with Marathon with respect to the contingent consideration arrangements that were entered into in connection with the Marathon Acquisition became effective (see Note 5);

•	The Company’s management services agreement with ACON Refining Partners L.L.C and TPG Refining L.P. (see Note 4) was terminated;

•	NT Holdings contributed all of its membership interests in NTE LLC to NTE LP in exchange for 54,844,500 common units and 18,383,000 PIK units;

•	NTE LP issued 18,687,500 common units to the public, representing a 20.3% limited partner interest; and

•	NTRH elected to be treated as a corporation for federal income tax purposes, subjecting it to corporate-level tax.
4. RELATED PARTY TRANSACTIONS
The Investors, which include ACON Investments L.L.C. and TPG Refining, L.P., are related parties of the Company. MPL is also a related party of the Company. Subsequent to the Acquisition (see Note 5), the Company entered into a crude oil supply and logistics agreement with a third party and no longer has direct transactions with MPL.
Related parties for the Predecessor include the following:

•	Marathon Oil Company (“MOC”), which is a wholly-owned subsidiary of Marathon Oil. MOC purchases or produces crude oil in the United States that is used at MPC’s refineries.

•
MPC LP, which changed its name from Marathon Petroleum Company LLC on October 1, 2010, was a wholly-owned subsidiary of Marathon Oil. MPC LP refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Upper Great Plains, Gulf Coast and southeastern regions of the United States.

•	Marathon Petroleum Trading Canada LLC (“MP Trading Canada”), which was a wholly-owned subsidiary of MPC LP. MP Trading Canada purchases crude oil in Canada to be used at MPC LP’s refineries.

•	MPL, in which Marathon owned (and now the Company owns) a 17 percent interest. MPL owns and operates a crude oil pipeline running from Clearbrook, Minnesota to Pine Bend, Minnesota.

•	Speedway was a wholly-owned subsidiary of Marathon Oil. Under the Predecessor, Speedway was the owner of the SuperAmerica branded convenience stores that were sold to NTR as part of the Acquisition.
Predecessor revenues from related parties for the eleven months ended November 30, 2010 were $210.1 million and represented sales to MPC LP. Related party sales to MPC LP consisted primarily of sales of refined products. Refined product sales to MPC LP were recorded at intercompany transfer prices that were market-based prices.
Predecessor purchases from related parties were as follows:

(in millions)	Eleven Months Ended November 30, 2010
MOC	$276.9
MPL LP	67.5
MP Trading Canada	992.3
Minnesota Pipe Line	25.3
Speedway	16.3
Total	$1,378.3

Related party purchases from MOC and MP Trading Canada consisted primarily of crude oil. Purchases from MOC were recorded at contracted prices that were market-based. Purchases from MP Trading Canada were recorded at contracted prices based on MP Trading Canada’s acquisition cost, plus an administrative fee. Related party purchases from MPC LP consisted primarily of purchases of refined products and refinery feedstocks, certain general and administrative costs, and costs associated with the Refining segment participating in MPC LP’s multi-employer benefit plans. Refined product and refinery feedstock purchases from MPC LP were recorded at intercompany transfer prices that were market-based prices. Related party purchases from MPL consisted primarily of crude oil transportation services which were based on published tariffs. Related party purchases from Speedway consisted of certain overhead costs and costs associated with the Retail segment participating in Speedway’s multi-employer benefit plans.
MPC LP and Speedway provided certain services to the Predecessor such as marketing, crude acquisition, engineering, human resources, insurance, treasury, accounting, tax, legal, procurement and information technology services. Charges for these services were allocated based on usage or other methods, such as headcount, capital employed or store count, which management believes to be reasonable. Related party purchases reflect charges for these services of $26.5 million for the eleven months ended November 30, 2010. The allocation methods included in the combined income statements were consistently applied.
For the purposes of the combined financial statements, the Predecessor was considered to participate in multi-employer benefit plans of MPC LP and Speedway. The Predecessor’s allocated share of MPC LP and Speedway’s employee benefit plan expenses, including costs related to stock-based compensation plans, is included in related party purchases and was $21.5 million for the eleven months ended November 30, 2010. Expenses for employee benefit plans other than stock-based compensation plans were allocated to the Predecessor primarily as a percentage of salary and wage expense. For the stock-based compensation plans, the Predecessor was charged with the expenses directly attributed to its employees which were $0.3 million for the eleven months ended November 30, 2010.
Upon completion of the Marathon Acquisition, the Company entered into a management services agreement with the Investors pursuant to which they provided the Company with ongoing management, advisory and consulting services. This management services agreement was terminated in conjunction with the IPO of NTE LP as of July 31, 2012. While this agreement was in effect, the Investors also received quarterly management fees equal to 1% of the Company’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $2 million), as well as reimbursements for out-of-pocket expenses incurred by them in connection with providing such management services. The Company recognized management fees relating to these services of $3.1 million and $2.1 million for the years ending December 31, 2012 and 2011, respectively. As a result of the NTE LP IPO, the Company was required to pay the Investors a specified success fee of $7.5 million that is a part of the IPO offering costs discussed in Note 3.

5. MARATHON ACQUISITION
As previously described in Note 1, effective December 1, 2010, the Company acquired the business from MPC for $608 million. The Marathon Acquisition was accounted for by the purchase method of accounting for business combinations. The $608 million purchase price included $361 million paid in cash as of December 31, 2010, $80 million satisfied by issuing MPC a perpetual payment in kind preferred interest in NT Holdings and $54 million representing the estimated fair value of earn-out payments as of the acquisition date. The residual purchase price of $113 million was paid during the three months ended March 31, 2011. Upon the closing of the NTE LP IPO, MPC’s perpetual payment in kind preferred interest in NT Holdings was redeemed at par plus accrued dividends for a total of approximately $92 million.
The cash component of the purchase price along with acquisition related costs were financed by an approximately $180 million cash investment by the Investors and aggregate borrowings of $290 million. See Note 12 for a description of the Company’s financing arrangements.

Concurrent with the Marathon Acquisition, the following transactions also occurred:

•
Certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Marathon Acquisition, the Company is leasing these properties from the real estate investment trust on a long-term basis.

•	A third-party purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon.
The Marathon Acquisition included contingent consideration arrangements under which the Company could have received margin support payments of up to $60 million from MPC or could have paid MPC net earn-out payments of up to $125 million over the term of the arrangements, depending on the Company’s Adjusted EBITDA as defined in the arrangements. On May 4, 2012, NTE LLC entered into a settlement agreement with MPC regarding the contingent consideration. The settlement agreement was contingent upon the consummation of the IPO of NTE LP, which occurred on July 31, 2012 (see Note 3). Pursuant to this settlement agreement, MPC received $40 million of the net proceeds from the IPO of NTE LP and NT Holdings issued MPC a new $45 million perpetual payment in kind preferred interest in NT Holdings in consideration for relinquishing all claims with respect to earn-out payments under the contingent consideration agreement. This preferred interest in NT Holding will not be dilutive to NTE LP unitholders. The Company also agreed, pursuant to the settlement agreement, to relinquish all claims to margin support payments under the margin support agreement. Upon the consummation of the NTE LP IPO, the Company reversed the amounts recorded for the margin support and earn-out arrangements and recorded a liability of $85 million representing the amount of the settlement agreement. The net impact of these adjustments resulted in a charge of $104.3 million recognized during the year ended December 31, 2012.
MPC agreed to provide the Company with administrative and support services subsequent to the Marathon Acquisition pursuant to a transition services agreement, including finance and accounting, human resources, and information systems services, as well as support services generally for a period of up to eighteen months in connection with the transition from being a part of MPC’s systems and infrastructure to having its own systems and infrastructure. The transition services agreement required the Company to pay MPC for the provision of the transition services, as well as to reimburse MPC for compensation paid to MPC employees providing such transition services. In addition, under the agreement, Marathon provided support services for the operation of the refining and retail business segments, using the employees that were ultimately expected to be transitioned to the Company. The Company was obligated to reimburse MPC for the compensation paid to MPC employees providing such operations services, plus the agreed burden rates. For the year ended December 31, 2011, the Company recognized expenses of approximately $14.0 million related to administrative and support services. The Company also paid $6.7 million in December 2010 of which $6.1 million and $0.6 million was amortized to expense during the year ended December 31, 2011 and the Successor Period ended December 31, 2010, respectively, as these services were incurred. The majority of transition services were completed as of December 31, 2011 and, as such, the year ended December 31, 2012 includes less than $0.1 million of transition service charges from MPC.
6. INCOME TAXES
For the period subsequent to the Acquisition and prior to the election by NTRH to be taxed as a corporation on August 1, 2012, the Company was a pass through entity for federal income tax purposes. As a result, there were no federal income taxes incurred during that period. For the years ended December 31, 2012 and 2011 and the Successor Period ended December 31, 2010, the Company incurred state income taxes of less than $0.1 million during each of those periods.

For all periods prior to the Acquisition, the taxable results of the Predecessor were included in the consolidated U.S. federal and various state and local tax returns of Marathon Oil. Also, in certain state, local and foreign jurisdictions, the Predecessor filed on a stand-alone basis. The tax provisions for the period prior to the closing of the Acquisition have been prepared assuming the Predecessor was a stand-alone taxpayer for the period presented.
On July 31, 2012, NTRH was established as the parent company of NTR and NTB. NTRH elected to be taxed as a corporation for federal and state income tax purposes effective August 1, 2012. Prior to that, no provision for federal income tax was calculated on earnings of the Company or its subsidiaries as all entities were non-taxable.
On August 1, 2012, the Company recorded an $8.0 million tax charge to recognize its deferred tax asset and liability positions as of NTRH’s election to be taxed as a corporation. As of NTRH’s election date, the Company recorded a current deferred tax asset of $2.2 million, included in other current assets, and a non-current deferred tax liability of $10.2 million, included in other liabilities.
The income tax provision in the accompanying consolidated financial statements consists of the following:

	Sucessor			Predecessor
(in millions)	Year Ended December 31, 2012	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010
Current tax expense	$—	$—	$—	$67.9
Deferred tax expense	9.8	—	—	(0.8)
Total tax expense	$9.8	$—	$—	$67.1
The Company’s effective tax rate was 4.7%, 0.0% and 0.0% for the years ended December 31, 2012 and 2011 and the Successor Period ended December 31, 2010, respectively, as compared to the Company’s consolidated federal and state expected statutory tax rate of 40.4%. The Company’s effective tax rate for the year ended December 31, 2012 is lower than the statutory rate primarily due to the fact that only the retail operations of the Company are taxable entities. This lowering of the effective tax rate is partially offset by the impact of the opening deferred tax charge of $8.0 million as of the effective date of NTRH electing to be treated as a taxable entity. The Company’s effective tax rate for the year ended December 31, 2011 and for the Successor Period ended December 31, 2010 is zero due to the fact that the Company acted as a pass through entity for income tax purposes during those periods. The Predecessor’s effective tax rate for the eleven months ended November 30, 2010 was 52.4% as compared to the combined federal and state expected statutory tax rate of 35.0%. The Predecessor’s effective tax rate for the eleven months ended November 30, 2010 was higher than the statutory rate primarily due to a valuation allowance on a capital loss carryforward due to limitation on unrealized derivative losses and the non-deductible portion of state and local income taxes.

The following is a reconciliation of the income tax expense to income taxes computed by applying the applicable statutory federal income tax rate to income before income taxes for the applicable periods:

	Sucessor			Predecessor
(in millions)	Year Ended December 31, 2012	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010
Federal statutory rate applied to income before taxes	$72.6	$9.9	$8.7	$44.8
Taxes on earnings attributable to flow-through entities	(71.6)	(9.9)	(8.7)	—
State and local income taxes, net of federal income tax effects	—	—	—	10.7
Initial charge upon NTRH’s election to be treated as a corporation	8.0	—	—	—
Domestic manufacturing deductions	—	—	—	(2.6)
Valuation allowance for capital loss carryforward	—	—	—	14.3
Dividend received deduction	—	—	—	(0.2)
Other, net	0.8	—	—	0.1
Income tax expense	$9.8	$—	$—	$67.1

As a result of the Company’s analysis, management has determined that the Company does not have any material uncertain tax positions. As of December 31, 2012, the Company had tax loss carryforwards of approximately $2.1 million. These tax loss carryforwards will expire in 2032. The Company is subject to U.S. federal and state income tax examinations for tax years from its date of inception.
The net deferred tax assets (liabilities) as of December 31, 2012 and 2011 consisted of the following components:

	December 31,
(in millions)	2012	2011
Deferred tax liabilities:
Accelerated depreciation	$(2.9)	$—
Intangible assets	(12.2)	—
Deferred tax liabilities	(15.1)	—
Deferred tax assets:
Lease financing obligations	2.7	—
Customer loyalty accrual	1.1	—
Net operating loss carryforwards	0.8	—
Other	0.7	—
Deferred tax assets	5.3	—
Total deferred taxes, net	$(9.8)	$—
The net deferred tax assets (liabilities) are included in the December 31, 2012 balance sheet as components of other current assets and other liabilities.

7. Inventories

(in millions)	December 31, 2012	December 31, 2011
Crude oil and refinery feedstocks	$9.7	$9.1
Refined products	117.0	109.1
Merchandise	20.8	21.1
Supplies and sundry items	14.9	14.8
Total	$162.4	$154.1
The LIFO method accounted for 78% and 77% of total inventory value at December 31, 2012 and 2011, respectively. Current acquisition costs were estimated to be $20.0 million more than the LIFO inventory value at December 31, 2011.
During 2011, reductions in quantities of crude oil and refinery feedstocks inventory resulted in a liquidation of LIFO inventory quantities acquired at lower costs in prior years. The 2011 LIFO liquidation resulted in a decrease in cost of sales of approximately $4.1 million. As a result of LIFO inventory liquidations in prior periods, cost of sales decreased and income from operations increased by $2.1 million and $2.1 million for the Successor Period ended December 31, 2010, and the eleven months ended November 30, 2010, respectively.
8. Equity Method Investment
The Company (and previously, the Predecessor) has a 17% common equity interest in MPL. The carrying value of this equity method investment was $87.5 million and $89.9 million at December 31, 2012 and 2011, respectively.

Summarized financial information for MPL is as follows:

	Successor			Predecessor
(in millions)	Year Ended December 31, 2012	Year Ended December 31, 2011	One Month ended December 31, 2010	Eleven Months Ended November 30, 2010
Revenues	$153.6	$115.6	$8.7	$101.6
Operating costs and expenses	52.7	53.8	7.4	36.8
Income from operations	82.1	43.2	1.3	42.4
Net income	82.1	43.2	1.3	42.4
Net income available to common common shareholders	72.4	33.5	0.5	33.6

(in millions)	December 31, 2012	December 31, 2011
Balance sheet data:
Current assets	$13.0	$12.1
Noncurrent assets	477.3	492.8
Total assets	$490.3	$504.9
Current liabilities	$14.6	$16.6
Noncurrent liabilities	—	0.1
Total liabilities	$14.6	$16.7
Members capital	$475.7	$488.2
As of December 31, 2012 and 2011 the carrying amount of the equity method investment was $6.7 million and $6.9 million higher than the underlying net assets of the investee, respectively. The Company is amortizing this difference over the remaining life of MPL’s primary asset (the fixed asset life of the pipeline).

Distributions received from MPL were $14.5 million for the year ended December 31, 2012, $8.0 million for the year ended December 31, 2011, $0.7 million for the Successor Period ended December 31, 2010 and $6.0 million for the eleven months ended November 30, 2010. Equity income from MPL was $12.3 million for the year ended December 31, 2012, $5.7 million for the year ended December 31, 2011, $0.1 million for the Successor Period ended December 31, 2010 and $5.4 million for the eleven months ended November 30, 2010.
9. PROPERTY, PLANT AND EQUIPMENT
Major classes of property, plant and equipment consisted of the following:

(in millions)	Estimated Useful Lives	December 31, 2012	December 31, 2011
Land		$8.9	$8.7
Retail stores and equipment	2 - 22 years	49.1	50.4
Refinery and equipment	5 - 24 years	330.4	310.4
Buildings and building improvements	25 years	8.3	6.7
Software	5 years	17.8	14.7
Vehicles	5 years	2.9	1.0
Other equipment	2 - 7 years	6.1	1.9
Precious metals		10.5	10.5
Assets under construction		14.3	17.4
		448.3	421.7
Less: accumulated depreciation		62.3	30.5
Property, plant and equipment, net		$386.0	$391.2
Property, plant & equipment, net includes gross assets acquired under capital leases of $7.9 million and $12.5 million at December 31, 2012 and 2011, respectively, with related accumulated depreciation of $0.7 million and $1.4 million, respectively. The Company had depreciation expense related to capitalized software of $3.2 million and $0.7 million in the years ended December 31, 2012 and 2011, respectively.
10. INTANGIBLE ASSETS
Intangible assets are comprised of franchise rights amounting to $19.8 million and trademarks amounting to $15.6 million at both December 31, 2012 and 2011. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually or sooner if events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.
11. DERIVATIVES
The Company is subject to crude oil and refined product market price fluctuations caused by supply conditions, weather, economic conditions and other factors. In October 2010, at the request of the Company, MPC initiated a strategy to mitigate refining margin risk on a portion of the business’s 2011 and 2012 projected refining production. In connection with the Marathon Acquisition, derivative instruments executed pursuant to this strategy, along with all corresponding rights and obligations, were assumed by the Company. The Company also may periodically use futures contracts to manage price risks associated with inventory quantities above or below target levels.
Under its risk mitigation strategy, the Company may buy or sell an amount equal to a fixed price times a certain number of barrels, and to buy or sell in return an amount equal to a specified variable price times the same amount of barrels. Physical volumes are not exchanged and these contracts are net settled with cash. The contracts are not being accounted for as hedges for financial reporting purposes. The Company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet and any related net gain or loss is recorded as a gain or loss in the derivative activity captions on the consolidated statements of operations. Observable quoted prices for similar assets or liabilities in active markets (Level 2 as described in Note 14) are considered to determine the fair values for the purpose of marking to market the derivative instruments at each period end. At December 31, 2012 and 2011, the Company had open commodity derivative instruments consisting of crude oil futures to buy 5 million and 17 million barrels, respectively, and refined products futures and swaps to sell 5 million and 17 million barrels, respectively, primarily to mitigate the volatility of refining margins through 2012 and 2013.
All derivative contracts are marked to market at period end and the resulting gains and losses are recognized in earnings. Recognized gains and losses on derivatives were as follows:

	Successor			Predecessor
(in millions)	Year Ended December 31, 2012	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010
Unrealized gain (loss)	$68.0	$(41.9)	$(27.1)	$(40.9)
Realized loss	(339.4)	(310.3)	—	—
Total recognized loss	$(271.4)	$(352.2)	$(27.1)	$(40.9)
During the first and second quarter of 2012, the Company entered into arrangements to settle or re-price a portion of its existing derivative instruments ahead of their respective expiration dates. The Company incurred $136.8 million of realized losses related to these early extinguishments (included in the above table under realized loss). The cash payments for the early extinguishment of these derivative instruments were deferred at the time of settlement. In August 2012, the Company paid $92 million related to these early settlements with a portion of the proceeds from the IPO (see Note 3). The remainder of these losses came due beginning in September 2012 and ending in January 2014. The early extinguishments were treated as a current period loss as of the date of extinguishment. Interest accrues on the remaining deferred loss liabilities at a weighted average interest rate of 7.1%. Interest expense related to these liabilities for the year ended December 31, 2012 was $2.5 million. The deferred payment obligations related to these early extinguishment losses are included in the December 31, 2012 balance sheet as $28.9 million within accrued liabilities and $0.9 million in other liabilities, respectively.

The following table summarizes the fair value amounts of the Company’s outstanding derivative instruments by location on the balance sheet as of December 31, 2012 and 2011:

(in millions)	Balance Sheet Classification	December 31, 2012	December 31, 2011
Commodity swaps and futures	Other current assets	$2.1	$—
Commodity swaps and futures	Derivative liability	(43.7)	(109.9)
Net liability position		$(41.6)	$(109.9)
The Company is exposed to credit risk in the event of nonperformance by its counterparty on these derivative instruments. The counterparties are large financial institutions with credit ratings of at least BBB by Standard and Poor’s and A3 by Moody’s. In the event of default, the Company would potentially be subject to losses on a derivative instrument’s mark-to-market gains. The Company does not expect nonperformance on any of its derivative instruments.
The Company is not subject to any margin calls for these crack spread derivatives and the counterparty does not have the right to demand any additional collateral. Any outstanding collateral is released to the Company upon settlement of the related derivative instrument.

12. DEBT
During the year ended December 31, 2012, the Company redeemed the $290 million outstanding of its 10.50% Senior Secured Notes due December 1, 2017 (“2017 Secured Notes”), completed a $275 million private placement of its 7.125% Senior Secured Notes due November 15, 2020 (“2020 Secured Notes”) and amended its $300 million secured asset-based revolving credit facility established at inception (“Initial ABL Facility”). The 2017 Senior Secured Notes and Initial ABL Facility were entered into in connection with the Marathon Acquisition.
2020 Secured Notes
On November 8, 2012, NTE LLC privately placed $275 million in aggregate principal amount of 7.125% senior secured notes due 2020. The 2020 Secured Notes were guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future direct and indirect subsidiaries; however, not on a full and unconditional basis as a result of subsidiaries being able to be released as guarantors under certain customary circumstances for such arrangements. A subsidiary guarantee can be released under customary circumstances, including (a) the sale of the subsidiary, (b) the subsidiary is declared “unrestricted,” (c) the legal or covenant defeasance or satisfaction and discharge of the indenture, or (d) liquidation or dissolution of the subsidiary. The 2020 Secured Notes and the subsidiary note guarantees are secured on a pari passu basis with certain hedging agreements by a first-priority security interest in substantially all present and hereinafter acquired tangible and intangible assets of NTE LLC and each of the subsidiary guarantors and by a second-priority security interest in the inventory, accounts receivable, investment property, general intangibles, deposit accounts and cash and cash equivalents collateralized by the ABL facility. The Company is required to make interest payments on May 15 and November 15 of each year, which commence on May 15, 2013. There are no scheduled principal payments required prior to the notes maturing on November 15, 2020.
At any time prior to the maturity date of the notes, the Company may, at its option, redeem all or any portion of the notes for the outstanding principal amount plus unpaid interest and a make-whole premium as defined in the indenture. If the Company experiences a change in control or makes certain asset dispositions, as defined under the indenture, the Company may be required to repurchase all or part of the notes plus unpaid interest and, in certain cases, pay a redemption premium.
The 2020 Secured Notes contain certain covenants that, among other things, limit the ability, subject to certain exceptions, of the Company to incur additional debt or issue preferred stock, to purchase, redeem or otherwise acquire or retire our equity interests, to make certain investments, loans and advances, to sell, lease or transfer any of our property or assets, to merge, consolidate, lease or sell substantially all of the Company’s assets, to suffer a change of control and to enter into new lines of business.
Separate condensed consolidating financial information is not included as the obligations under the 2020 Secured Notes are fully and unconditionally guaranteed on a senior unsecured basis by NTE LP. NTE LP has no independent assets or operations separate from NTE LLC.

ABL Facility
On July 17, 2012, the Company entered into an amendment of its Initial ABL Facility. The amendment to the Initial ABL Facility (the “Amended ABL Facility”) is a $300 million secured asset-based revolving credit facility. The amendment, among other things, (i) changed the amount by which the aggregate principal amount of the revolving credit facility can be increased from $100 million to $150 million for a maximum aggregate principal amount of $450 million subject to borrowing base availability and lender approval, (ii) reduced the rates at which borrowings under the revolving credit facility bear interest, and (iii) extended the maturity of the revolving credit facility from December 1, 2015 to July 17, 2017.
The amendment to the revolving credit facility removed the requirement that the Company satisfy a pro forma minimum fixed charge coverage test in connection with consummating certain transactions, including the making of certain Restricted Payments and Permitted Payments (each as defined in the Amended ABL Facility). In connection with the removal of this requirement, the Amended ABL Facility also revised the springing financial covenant to provide that, if the amount available under the revolving credit facility is less than the greater of (i) 12.5% (changed from 15%) of the lesser of (x) the $300 million commitment amount and (y) the then-applicable borrowing base and (ii) $22.5 million, the Company must comply with a minimum Fixed Charge Coverage Ratio (as defined in the Amended ABL Facility) of at least 1.0 to 1.0. Other covenants that were common to both the Initial ABL Facility and the Amended ABL Facility include, but are not limited to: restrictions, subject to certain exceptions, on the ability of the Company and its subsidiaries to sell or otherwise dispose of assets, incur additional indebtedness or issue preferred stock, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, and engage in certain transactions with affiliates.
In connection with this amendment, the Company recognized a one-time, non-cash charge to interest expense of approximately $3.5 million during 2012 related to the write-off of previously capitalized deferred financing costs.
Borrowings under the Amended ABL Facility bear interest, at the Company’s option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.00% and1.50%) or (b) a LIBOR rate plus applicable margin (ranging between 2.00% and 2.50%). The alternate base rate is the greater of (a) the prime rate, (b) the Federal Funds Effective rate plus 50 basis points, or (c) the one-month LIBOR rate plus 100 basis points and a spread of up to 225 basis points based upon percentage utilization of this facility. In addition to paying interest on outstanding borrowings, the Company is also required to pay an annual commitment fee ranging from 0.375% to 0.500% and letter of credit fees.
As of December 31, 2012, the borrowing base under the Amended ABL Facility was $168.4 million and availability under the Amended ABL Facility was $131.9 million (which is net of $36.5 million in outstanding letters of credit). The Company had no borrowings under the Amended ABL Facility at December 31, 2012 or under the Initial ABL Facility at December 31, 2011.
2017 Secured Notes
The 2017 Secured Notes were guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future direct and indirect subsidiaries; however, not on a full and unconditional basis as a result of subsidiaries being able to be released as guarantors under certain customary circumstances for such arrangements. A subsidiary guarantee can be released under customary circumstances, including (a) the sale of the subsidiary, (b) the subsidiary is declared “unrestricted,” (c) the legal or covenant defeasance or satisfaction and discharge of the indenture, or (d) liquidation or dissolution of the subsidiary. Separate condensed consolidating financial information is not included as the Company does not have independent assets or operations. The Company was required to make interest payments on June 1 and December 1 of each year, which commenced on June 1, 2011. There were no scheduled principal payments required prior to the notes maturing on December 1, 2017. Borrowings bore interest at 10.50%.
At any time prior to the maturity date of the notes, the Company could, at its option, redeem all or any portion of the notes for the outstanding principal amount plus unpaid interest and a make-whole premium as defined in the indenture.
During the year ended December 31, 2012, NTE LLC redeemed the 2017 Secured Notes in multiple transactions, $29 million of the principal amount at a redemption price of $103.0 of the principal thereof out of the proceeds from its IPO (see note 3), $258 million of the principal amount at a weighted average redemption price of $114.9 of the principal thereof with proceeds from the concurrent issuance of the 2020 Secured Notes and the remaining $3 million of the principal amount at a redemption price of $103.0 of the principal thereof just subsequent to the second anniversary of the original issuance date. Due to these early redemptions, the Company recognized a non-cash charge of $10.5 million to write off the unamortized deferred financing cost on these bonds and redemption premiums of $39.5 million. The total loss on the early redemptions of $50.0 million is included in the Loss on early extinguishment of debt caption on the statement of operations.

13. PARTNERS’ CAPITAL, DISTRIBUTIONS AND MEMBER’S INTEREST
Initial Public Offering
As discussed in Note 3, concurrent with the closing of the NTE LP IPO, NT Holdings contributed its membership interests in NTE LLC to NTE LP in exchange for 54,844,500 common units and 18,383,000 PIK common units. Additionally, NTE LP issued 18,687,500 common units to the public for total common units outstanding of 91,915,000, all of which represent limited partnership interests in NTE LP. NT Holdings is also the sole member in Northern Tier Energy GP LLC, the non-economic general partner of NTE LP.
PIK Common Units
At issuance, PIK common units had all the same rights and limitations as common units, with the exception of cash distribution rights. PIK common unit distributions were to be made at the same time and on an equal basis per unit as common units. However, during the “PIK period” which ran from July 31, 2012 through the earlier of (i) December 1, 2017 (the maturity date of the 2017 Secured Notes) and (ii) the date by which the Company redeems, repurchases, defeases or retires all of the 2017 Secured Notes, or amends the indenture governing the Secured Notes that limited the Company’s ability to pay cash distributions on all units, distributions on PIK common units were to be paid in additional PIK common units, rather than cash. At the end of the PIK period, each outstanding PIK common unit would automatically convert into a common unit with the same rights and limitations as existing common units.
In conjunction with a cash tender offer for the outstanding 2017 Secured Notes on November 6, 2012, the Company amended the indenture governing the 2017 Secured Notes and, as a result of such amendment, the PIK common units of NTE LP were converted into common units of NTE LP.
Restricted Common Units
During 2012, the Company issued 6,112 restricted common units under the 2012 Long-Term Incentive Plan (see Note 16—Equity-Based Compensation) to certain employees in order to incentivize them for their future service to the Company. These restricted common units are entitled to receive cash distributions and participate in voting on an equal basis with unrestricted common units.
Distribution Policy
NTE LP expects to make cash distributions to unitholders of record on the applicable record date within 60 days after the end of each quarter. Distributions will be equal to the amount of available cash generated in such quarter. Available cash for each quarter will generally equal NTE LP’s cash flow from operations for the quarter, less cash required for capital expenditures, working capital changes, reimbursement of expenses incurred by NTE LP’s general partner and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of NTE LP’s general partner deems necessary or appropriate, including reserves for turnaround and related expenses. The amount of quarterly distributions, if any, will vary based on operating cash flow during such quarter. As a result, quarterly distributions, if any, will not be stable and will vary from quarter to quarter as a result of variations in, among other factors, (i) operating performance, (ii) cash flows caused by fluctuations in the prices paid for crude oil and other feedstocks and the prices received for finished products, (iii) capital expenditures, (iv) potential cash reserves or payments relating to working capital fluctuations and (v) other cash reserves deemed necessary or appropriate by the board of directors of NTE LP’s general partner. NTE LP’s general partner has no incentive distribution rights.
During the year ended December 31, 2012, the Company paid $136 million, or $1.48 per unit, in cash distributions to common unitholders of record as of November 21, 2012 related to cash generated by the Company in the third quarter of 2012. On February 11, 2013, NTE LP declared a quarterly distribution of $1.27 per unit to common unitholders of record as of February 21, 2013. This distribution of $117 million in aggregate is based on available cash generated during the fourth quarter of 2012.

Other Distributions
In conjunction with its IPO, NTE LP distributed $124.2 million to NT Holdings. NT Holdings used approximately $92 million of the distribution to redeem MPC’s existing perpetual payment in kind preferred interest in NT Holdings. Prior to the NTE LP IPO, NTE LLC also made distributions of $40.0 million and $2.5 million to NT Holdings in 2012 and 2011, respectively.
14. FAIR VALUE MEASUREMENTS
As defined in accounting guidance, fair value is the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which includes multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset. This is often referred to as current replacement cost. The cost approach assumes that the fair value would not exceed what it would cost a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.
Accounting guidance does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among the techniques. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. Level 1 inputs are given the highest priority in the fair value hierarchy while Level 3 inputs are given the lowest priority. The three levels of the fair value hierarchy are as follows:

•
Level 1—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3—Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.
The Company uses a market or income approach for recurring fair value measurements and endeavors to use the best information available. Accordingly, valuation techniques that maximize the use of observable inputs are favored. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.
The Company’s current asset and liability accounts contain certain financial instruments, the most significant of which are trade accounts receivables and trade payables. The Company believes the carrying values of its current assets and liabilities approximate fair value. The Company’s fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments, the Company’s historical incurrence of insignificant bad debt expense and the Company’s expectation of future insignificant bad debt expense, which includes an evaluation of counterparty credit risk.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis at December 31, 2012 and 2011:

(in millions)	Balance at December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
ASSETS
Cash and cash equivalents	$272.9	$272.9	$—	$—
Other current assets
Derivative asset - current	2.1	—	2.1	—
	$275.0	$272.9	$2.1	$—
LIABILITIES
Derivative liability - current	$43.7	$—	$43.7	$—
	$43.7	$—	$43.7	$—

(in millions)	Balance at December 31, 2011	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
ASSETS
Cash and cash equivalents	$123.5	$123.5	$—	$—
Other assets
Contingent consideration - margin support	20.2	—	—	20.2
	$143.7	$123.5	$—	$20.2
LIABILITIES
Derivative liability - current	$109.9	$—	$109.9	$—
Other liabilities
Contingent consideration - earn-out	30.9	—	—	30.9
	$140.8	$—	$109.9	$30.9
As of December 31, 2012, the Company had no Level 3 fair value assets or liabilities. In conjunction with the NTE LP IPO (see Note 3), the Company terminated the contingent consideration arrangements (margin support and earn-out) with MPC and settled all outstanding assets and liabilities by paying MPC $40 million in cash, by NT Holdings issuing a $45 million perpetual payment in kind preferred interest in NT Holdings to MPC and by the Company forgiving the $30 million margin support receivable owed by MPC to the Company. The Company recorded $104.3 million of contingent consideration losses during the year ended December 31, 2012 related to the changes in value and settlement of these arrangements.
Prior to the settlement, the Company determined the fair value of its contingent consideration arrangements based on a probability-weighted income approach derived from financial performance estimates. The impacts of changes in the fair value of these arrangements were recorded in the statements of operations as contingent consideration (loss) income. These contingent consideration arrangements were reported at fair value using Level 3 inputs due to such arrangements not having observable market prices. The fair value of the arrangements was determined based on a Monte Carlo simulation prepared by a third party service provider using management projections of future period EBITDA levels.
Changes in the fair value of the Company’s Level 3 contingent consideration arrangements during the years ended December 31, 2012 and 2011 were due to updated financial performance estimates and are as follows:

(in millions)	Margin Support	Earnout	Net Impact
Fair Value at December 31, 2010	$17.3	$(53.8)	$(36.5)
Transfer to Receivable from MPC (included in other current assets)	(30.0)	—	(30.0)
Change in fair value of remaining years	32.9	22.9	55.8
Fair Value at December 31, 2011	$20.2	$(30.9)	$(10.7)
Change in fair value of remaining years	(20.2)	(84.1)	(104.3)
Settlement of contingent consideration agreements	—	115.0	115.0
Fair Value at December 31, 2012	$—	$—	$—
The significant unobservable inputs used in the fair value measurement of the Company’s Level 3 instruments were the management projections of EBITDA. In developing these management projections, the Company used the forward market prices for various crude oil types, other feedstocks and refined products and applied its historical operating performance metrics against those forward market prices to develop its projected future EBITDA. Significant increases (decreases) in the projected future EBITDA levels would have resulted in significantly higher (lower) fair value measurements.
Assets not recorded at fair value on a recurring basis, such as property, plant and equipment, intangible assets and cost method investments, are recognized at fair value when they are impaired. During the years ended December 31, 2012 and 2011 and the eleven months ended November 30, 2010, there were no adjustments to the fair value of such assets. The Company recorded assets acquired and liabilities assumed in the Marathon Acquisition at fair value.

The carrying value of debt, which is reported on the Company’s consolidated balance sheets, reflects the cash proceeds received upon its issuance, net of subsequent repayments. The fair value of the 2017 and 2020 (collectively) Secured Notes disclosed below was determined based on quoted prices in active markets (Level 1).

	December 31, 2012		December 31, 2011
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Secured Notes	$275.0	$282.9	$290.0	$316.5
15. ASSET RETIREMENT OBLIGATIONS
The following table summarizes the changes in asset retirement obligations:

	Successor			Predecessor
(in millions)	Year Ended December 31, 2012	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010
Asset retirement obligation balance at beginning of period	$1.5	$2.1	$2.1	$3.3
Revisions of previous estimates	0.2	(0.9)	—	—
Accretion expense	0.2	0.3	—	0.2
Liabilities settled	—	—	—	(0.1)
Asset retirement obligation balance at end of period	$1.9	$1.5	$2.1	$3.4

As a result of the Acquisition, the asset retirement obligation of the Predecessor was adjusted to a fair value of $2.1 million.
16. EQUITY-BASED COMPENSATION
The Company and its affiliates maintain two distinct equity-based compensation plans designed to encourage employees and directors of the Company and its affiliates to achieve superior performance. The initial plan (the “NT Investor Plan”) is sponsored by members of NT Investors, the parent company of NT Holdings, and granted profit unit interests in NT Investors. The second plan is maintained by the general partner of NTE LP and is referred to as the 2012 Long-Term Incentive Plan (“LTIP”). All equity-based compensation expense related to both plans is recognized by the Company.
NT Investor Plan
The NT Investor Plan is an equity participation plan which provides for the award of profit interest units in NT Investors to certain employees and independent non-employee directors of NTE LLC. Approximately 29 million profit interest units in NT Investors are reserved for issuance under the plan. The exercise price for a profit interest unit shall not be less than 100% of the fair market value of NT Investors equity units on the date of grant. Profit interest units vest in annual installments over a period of five years from the date of grant and expire ten years after the date of grant. Upon NT Investors meeting certain thresholds of distributions from NTE LLC and NTE LP, profit interest unit vesting will accelerate. Continued employment in any subsidiary of NT Investors is a condition of vesting and, as such, compensation expense is recognized in the Company’s financial statements over the vesting period based upon the fair value of the award on the date of grant. This compensation expense is a non-cash expense of the Company. The NT Investor Plan awards are satisfied by cash distributions made to NT Holdings and will not dilute cash available for distribution to the unitholders of NTE LP. No further awards are planned to be issued from the NT Investor Plan. During the first quarter of 2013, distributions to NT Holdings exceeded the predefined distribution threshold and all profit interest units vested (see Note 22).

A summary of the NT Investor Plan’s profit interest unit activity is set forth below:

	Number of NT Investor Profit Units (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at inception	$—	$—
Granted	22.7	1.78
Outstanding at December 31, 2010	22.7	1.78	9.9
Granted	3.5	2.23
Cancelled	(2.0)	(1.38)
Outstanding at December 31, 2011	24.2	1.87	9.2
Granted	1.5	2.57
Cancelled	(6.2)	(1.78)
Outstanding at December 31, 2012	$19.5	$1.96	8.1
The estimated weighted average fair value as of the grant date for NT Investor Plan profit interest units granted during the year ended December 31, 2012, the year ended December 31, 2011 and the Successor Period ended December 31, 2010 were $0.88 and $0.57 and $0.30, respectively, based upon the following assumptions:

	2012	2011	2010
Expected life (years)	6.5	5.75 - 6.5	6.5
Expected volatility	55.5%	40.6% - 49.6%	40.6%
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.4%	2.5% - 2.7%	2.7%

The weighted average expected life for the grants was calculated using the simplified method, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period. The expected volatility for the grants was based primarily on the historical volatility of a representative group of peer companies for a period consistent with the expected life of the awards.
For the years ended December 31, 2012 and 2011 and the Successor Period ended December 31, 2010, the Company recognized $0.9 million, $1.6 million and $0.1 million, respectively, of compensation costs related to profit interest units. As of December 31, 2012 and 2011, the total unrecognized compensation cost for NT Investor Plan profit interest units was $5.3 million and $7.0 million, respectively.
LTIP
Approximately 9.2 million NTE LP common units are reserved for issuance under the LTIP. The LTIP was created concurrent with NTE LP’s IPO and permits the award of unit options, restricted units, phantom units, unit appreciation rights and other awards that derive their value from the market price of NTE LP’s common units. As of December 31, 2012, 6,112 restricted common units with a fair value of $0.2 million on the grant date had been awarded to certain employees. These restricted units generally vest over a three year period from the anniversary date of the awards. These restricted unitholders are entitled to receive cash distributions and participate in voting on an equal basis with unrestricted common unitholders.
17. EMPLOYEE BENEFIT PLANS
Defined Contribution Plans
During 2011, the Company began sponsoring qualified defined contribution plans (collectively, the “Retirement Savings Plans”) for eligible employees. Eligibility is based upon a minimum age requirement and a minimum level of service. Participants may make contributions for a percentage of their annual compensation subject to Internal Revenue Service limits. The Company provides a matching contribution at the rate of 100% of up to between 4.5% and 7.0% (depending on the participant group) of a participant’s contribution. The Company also provides a non-elective fixed annual contribution of 2.0% to 3.5% of eligible compensation depending on the participant group. Total Company contributions to the Retirement Savings Plans were $3.7 million and $0.6 million for the years ended December 31, 2012 and 2011, respectively.

Defined Benefit Plans
During 2011, the Company also began to sponsor a defined benefit cash balance pension plan (the “Cash Balance Plan”) for eligible employees. Company contributions are made to the cash account of the participants equal to 5.0% of eligible compensation. Participants’ cash accounts also receive interest credits each year based upon the average thirty year United States Treasury bond rate published in September preceding the respective plan year. Participants become fully vested in their accounts after three years of service.
During 2012, the Company began to sponsor a plan to provide retirees with health care benefits prior to age 65 (the “Retiree Medical Plan”) for eligible employees. Eligible employees may participate in the Company’s health care benefits after retirement subject to cost-sharing features. To be eligible for the Retiree Medical Plan employees must have completed at least 10 years of service with the Company, inclusive of year of service with the Predecessor, and be between the ages of 55 and 65 years old.

Funded Status and Net Period Benefit Costs
The changes to the benefit obligation, fair value of plan assets and funded status of the Cash Balance Plan and the Retiree Medical Plan (the “Plans”) for the years ended December 31, 2012 and 2011 were as follows:

	Cash Balance Plan		Retiree Medical Plan
	Years Ended December 31,		Year Ended December 31, 2012
(in millions)	2,012	2,011
Change in benefit obligation:
Benefit obligation at beginning of year	$0.5	$—	$—
Service cost	1.7	0.1	0.1
Interest cost	0.1	—	0.1
Actuarial loss	—	—	0.8
Plan amendments	—	0.4	1.4
Benefit obligation at end of year	$2.3	$0.5	$2.4
Change in plan assets:
Fair value of plan assets at beginning of year	$0.1	$—	$—
Employer contributions	2.1	0.1	—
Benefits paid	(0.1)	—	—
Fair value of plan assets at end of year	$2.1	$0.1	$—
Reconciliation of funded status:
Fair value of plan assets at end of year	$2.1	$0.1	$—
Benefit obligation at end of year	2.3	0.5	2.4
Funded status at end of year	$(0.2)	$(0.4)	$(2.4)
At December 31, 2012 and 2011, the projected benefit obligations exceeded the fair value of the Plans’ assets by $2.6 million and $0.4 million, respectively. This unfunded obligation is classified in other liabilities on the consolidated balance sheets.

The components of net periodic benefit cost and other amounts recognized in equity related to the Plans for the years ended December 31, 2012 and 2011 were as follows:

	Cash Balance Plan		Retiree Medical Plan
	Years Ended December 31,		Year Ended December 31, 2012
(in millions)	2012	2011
Components of net periodic benefit cost:
Service cost	$1.7	$0.1	$0.1
Amortization of prior service cost	—	—	0.1
Interest cost	0.1	—	0.1
Net periodic benefit cost	$1.8	$0.1	$0.3
Changes recognized in other comprehensive loss:
Prior service cost	$(0.1)	$0.4	$1.3
Actuarial loss	—	—	0.8
Experience loss	0.1	—	—
Total changes recognized in other comprehensive loss	$—	$0.4	$2.1

Assumptions
The weighted average assumptions used to determine the Company’s benefit obligations are as follows:

	Cash Balance Plan		Retiree Medical Plan
	Years Ended December 31,		Year Ended December 31, 2012
	2012	2011
Discount rate	4.00%	4.75%	4.00%
Rate of compensation increase	4.00%	4.00%	N/A
Health care cost trend rate:
Initial rate	N/A	N/A	7.50%
Ultimate rate	N/A	N/A	5.00%
Years to ultimate	N/A	N/A	5
The weighted average assumptions used to determine the net periodic benefit cost are as follows:

	Cash Balance Plan		Retiree Medical Plan
	Years Ended December 31,		Year Ended December 31, 2012
	2012	2011
Discount rate	4.75%	5.00%	4.75%
Expected long-term rate of return on plan assets	4.50%	4.50%	N/A
Rate of compensation increase	4.00%	4.00%	N/A
Health care cost trend rate:
Initial rate	N/A	N/A	7.50%
Ultimate rate	N/A	N/A	5.00%
Years to ultimate	N/A	N/A	5
The assumptions used in the determination of the Company’s obligations and benefit cost are based upon management’s best estimates as of the annual measurement date. The discount rate utilized was based upon bond portfolio curves over a duration similar to the Cash Balance Plan’s and Retiree Medical Plan’s respective expected future cash flows as of the measurement date. The expected long-term rate of return on plan assets is the weighted average rate of earnings expected of the funds invested or to be invested based upon the targeted investment strategy for the plan. The assumed average rate of compensation increase is the average annual compensation increase expected over the remaining employment periods for the participating employees.

Contributions, Plan Assets and Estimated Future Benefit Payments
Employer contributions to the Cash Balance Plan of $2.1 million and $0.1 million were made during the year ended December 31, 2012 and 2011, respectively. These contributions were invested into equity and bond mutual funds and money market funds which are deemed Level 1 assets as described in Note 14. The Company expects funding requirements of approximately $2.2 million during the year ended December 31, 2013.
At December 31, 2012, anticipated benefit payments to participants from the Plans in future years are as follows:

(in millions)	Cash Balance Plan	Retiree Medical Plan
2013	$0.1	$—
2014	0.1	—
2015	0.3	—
2016	0.3	0.1
2017	0.4	0.1
2018 - 2022	4.2	0.7

18. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information is as follows:

				Predecessor
(in millions)	December 31, 2012	December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010

Net cash from operating activities included:
Interest paid	$32.9	$37.9	$—	$—
Income taxes paid	—	—	—	67.9
Noncash investing and financing activities include:
Capital expenditures included in accounts payable	1.2	—	—	—
PP&E recognized (derecognized) in sale leaseback	$(4.7)	$(12.1)	$24.5	$—
Acquisition consideration funded by Investors	—	—	80.0	—
PP&E contributions by Marathon	—	—	—	0.6
19. LEASING ARRANGEMENTS
As described in Note 5, concurrent with the Marathon Acquisition, certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Marathon Acquisition, the Company has assumed the leasing of these properties from the real estate investment trust on a long-term basis.
In accordance with ASC Topic 840-40 “Sale Leaseback Transactions,” the Company determined that subsequent to the sale, it had a continuing involvement for a portion of these property interests due to potential environmental obligations or due to subleasing arrangements. For these respective properties, the fair value of the assets and the related financing obligation will remain on the Company’s consolidated balance sheet until the end of the lease term or until the continuing involvement is resolved. The assets are included in property, plant and equipment and are being depreciated over their remaining useful lives. The lease payments relating to these property interests are recognized as interest expense. Subsequent to the initial transaction, the Company’s continuing involvement ended for a subset of these stores and, as such, the related fair value of the assets and the financing obligation for these stores have been removed from the Company’s consolidated balance sheet.
The remainder of properties sold to the third party real estate investment trust are treated as operating leases. The Company also leases a variety of facilities and equipment under other operating leases, including land and building space, office equipment, vehicles, including trucks to transport crude oil, rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.

Future minimum commitments for operating lease obligations having an initial or remaining non-cancelable lease terms in excess of one year are as follows:

(in million)
2013	$23.5
2014	23.3
2015	22.7
2016	22.2
2017	21.6
Thereafter	163.8
Total noncancelable operating lease payments	$277.1

Rental expense was $23.5 million, $24.2 million, $2.2 million and $5.3 million for the years ended December 31, 2012 and 2011, the Successor Period ended December 31, 2010 and the eleven month period ended November 30, 2010, respectively.
20. COMMITMENTS AND CONTINGENCIES
The Company is the subject of, or party to, contingencies and commitments involving a variety of matters. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company’s consolidated financial statements. However, management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.
Environmental Matters
The Company is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 2012 and 2011, liabilities for remediation totaled $3.0 million and $4.7 million, respectively. These liabilities are expected to be settled over at least the next 10 years. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Furthermore, environmental remediation costs may vary from estimates because of changes in laws, regulations and their interpretation; additional information on the extent and nature of site contamination; and improvements in technology. Receivables for recoverable costs from the state, under programs to assist companies in clean-up efforts related to underground storage tanks at retail marketing outlets, and others were $0.3 million and $0.2 million at December 31, 2012 and 2011, respectively.
Franchise Agreements
In the normal course of its business, SAF enters into ten-year license agreements with the operators of franchised SuperAmerica brand retail outlets. These agreements obligate SAF or its affiliates to provide certain services including information technology support, maintenance, credit card processing and signage for specified monthly fees.
Guarantees
Certain agreements related to assets sold in the normal course of business contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require the Company to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications were part of the normal course of selling assets. The Company has assumed these guarantees and indemnifications upon the Marathon Acquisition. However, in certain cases, MPC LP has also provided an indemnification in favor of the Company.
The Company is not typically able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the Company has little or no past experience associated with the underlying triggering event upon which a reasonable prediction of the outcome can be based. The Company is not currently making any payments relating to such guarantees or indemnifications.

21. SEGMENT INFORMATION
The Company has two reportable operating segments: Refining and Retail. Each of these segments is organized and managed based upon the nature of the products and services they offer. The segment disclosures reflect management’s current organizational structure. The Company’s interest in MPLI and Minnesota Pipe Line were previously presented within the “Other” segment by the Predecessor. Additionally, the Company’s presentation of certain sales to franchisees is different from the Predecessor’s practice. All Predecessor period information has been recast to conform to the current presentation. Operating results for the Company’s operating segments are as follows:

(in millions)	Refining	Retail	Other	Total
Year ended December 31, 2012
Revenues
Customer	$3,171.5	$1,482.4	$—	$4,653.9
Intersegment	1,041.1	—	—	1,041.1
Segment revenues	4,212.6	1,482.4	—	5,695.0
Elimination of intersegment revenues	—	—	(1,041.1)	(1,041.1)
Total revenues	$4,212.6	$1,482.4	$(1,041.1)	$4,653.9
Income (loss) from operations	$707.3	$8.7	$(145.0)	$571.0
Income from equity method investment	$12.3	$—	$—	$12.3
Depreciation and amortization	$25.4	$6.6	$1.2	$33.2
Capital expenditures	$24.2	$4.6	$2.1	$30.9
(in millions)	Refining	Retail	Other	Total
Year ended December 31, 2011
Revenues
Customer	$2,761.0	$1,519.8	$—	$4,280.8
Intersegment	1,043.1	—	—	1,043.1
Segment revenues	3,804.1	1,519.8	—	5,323.9
Elimination of intersegment revenues	—	—	(1,043.1)	(1,043.1)
Total revenues	$3,804.1	$1,519.8	$(1,043.1)	$4,280.8
Income from operations	$388.2	$14.0	$20.4	$422.6
Income from equity method investment	$5.7	$—	$—	$5.7
Depreciation and amortization	$21.5	$7.2	$0.8	$29.5
Capital expenditures	$33.9	$9.2	$2.8	$45.9
(in millions)	Refining	Retail	Other	Total
Period ended December 31, 2010 (Successor)
Revenues
Customer	$242.0	$102.9	$—	$344.9
Intersegment	70.2	—	—	70.2
Segment revenues	312.2	102.9	—	415.1
Elimination of intersegment revenues	—	—	(70.2)	(70.2)
Total revenues	$312.2	$102.9	$(70.2)	$344.9
Income (loss) from operations	$9.1	$0.5	$(5.9)	$3.7
Income from equity method investment	$0.1	$—	$—	$0.1
Depreciation and amortization	$1.7	$0.5	$—	$2.2
Capital expenditures	$2.5	$—	$—	$2.5

(in millions)	Refining	Retail	Other	Total
Eleven months ended November 30, 2010 (Predecessor)
Revenues
Customer	$1,778.3	$1,206.8	$—	$2,985.1
Intersegment	811.4	—	—	811.4
Related parties	210.1	—		210.1
Segment revenues	2,799.8	1,206.8	—	4,006.6
Elimination of intersegment revenues	—	—	(811.4)	(811.4)
Total revenues	$2,799.8	$1,206.8	$(811.4)	$3,195.2
Income from operations	$142.8	$26.5	$—	$169.3
Income from equity method investment	$5.4	$—	$—	$5.4
Depreciation and amortization	$24.9	$12.4	$—	$37.3
Capital expenditures	$29.4	$0.4	$—	$29.8
Intersegment sales from the Refining segment to the Retail segment consist primarily of sales of refined products which are recorded based on contractual prices that are market based. Revenues from external customers are nearly all in the United States.
Total assets by segment were as follows:

(in millions)	Refining	Retail	Corporate/Other	Total
At December 31, 2012	$706.1	$134.7	$296.0	$1,136.8
At December 31, 2011	$646.5	$130.2	$222.1	$998.8
Total assets for the Refining and Retail segments exclude all intercompany balances. All cash and cash equivalents are included as Corporate/Other assets. All property, plant and equipment are located in the United States.
22. SUBSEQUENT EVENTS
During the first quarter of 2013, NT Holdings successfully completed a secondary offering of units to the public. Including the overallotment exercised by the underwriters, NT Holdings sold 12.3 million common units of the Company at a public offering price of $24.46 per unit. The Company did not receive any proceeds from this offering. All proceeds of this offering were received by NT Holdings. As a result of this secondary offering, a predefined threshold of distributions within the NT Investor Plan was exceeded and vesting accelerated on all outstanding profit units in the NT Investor Plan. As such, a non-cash charge of $5.3 million will be reflected in the first quarter of 2013 related to the profit units becoming fully vested.
Supplementary Quarterly Financial Information (Unaudited)

(in millions, except per unit data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2012
Revenue	$999.1	$1,155.2	$1,263.5	$1,236.1	$4,653.9
Operating income	2.7	224.7	199.4	144.2	571.0
Net income	(193.6)	245.6	61.1	84.5	197.6
Net income subsequent to IPO on July 31, 2012			42.4	84.5	126.9
Earnings per common unit—basic and diluted			$0.46	$0.92	$1.38
2011
Revenue	$940.2	$1,092.3	$1,159.5	$1,088.8	$4,280.8
Operating income	100.7	80.7	165.7	75.5	422.6
Net income	(224.5)	(42.1)	2.2	292.7	28.3